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                                                                    Exhibit 21.1


                  SUBSIDIARIES OF WATCHGUARD TECHNOLOGIES, INC.


Qiave Technologies Corporation, a Massachusetts subsidiary

WatchGuard Technologies Australia Pty Ltd, an Australian subsidiary

WatchGuard Technologies France, a French subsidiary

WatchGuard Technologies Germany GmbH, a German subsidiary

WatchGuard Technologies Japan K.K., a Japanese subsidiary

WatchGuard Technologies Brazil, a Brazilian Limitada